                         SUPPLY AGREEMENT

          THIS AGREEMENT made the 8th day of June, 1999

B E T W E E N:

               NESTLE CANADA INC., a
               corporation incorporated
               under the laws of Ontario
               (hereinafter called the
               "Vendor")


               - and -

               ARCHIBALD CANDY CORPORATION
               a corporation
               incorporated under the
               laws of the State of
               Illinois (hereinafter
               called the "Purchaser")


WHEREAS:

A. The Vendor and the Purchaser have entered into an asset purchase agreement dated May 26, 1999 (the "Asset Purchase Agreement") pursuant to which the Purchaser has agreed to purchase from the Vendor certain assets as defined in the Asset Purchase Agreement and to assume certain liabilities and obligations as described in the Asset Purchase Agreement;

B. The obligations of the parties to complete the purchase and sale contemplated in the Asset Purchase Agreement were conditional upon, inter alia, the parties entering into a supply agreement for the manufacture and supply of ice cream, frozen yogurt and related frozen products by the Vendor to the Purchaser;

C. It is the desire of and the intention of the parties that the Vendor shall supply the Purchaser with certain ice cream, frozen yogurt and related frozen products, including frozen novelty products, to be sold by the Purchaser through Laura Secord Shops (both present and future existing), including Combination Stores (the "Laura Secord Shops"); and

D. Terms used but not defined herein shall have the meaning ascribed to them in the Asset Purchase Agreement;

          NOW THEREFORE, in consideration of the covenants and agreements herein contained, the parties agree as follows:

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                                      -2-


ARTICLE 1.  SUPPLY

1.1 Subject to the provisions of this Agreement, the Vendor shall supply to the Purchaser, including the Purchaser's franchisees and Affiliates in Canada certain ice cream, frozen yogurt and related frozen products, including frozen novelty products, and the Purchaser, including the Purchaser's franchisees and Affiliates (but only to the extent such franchisees and Affiliates are operating Laura Secord Shops in Canada), shall purchase all of its requirements for ice cream, frozen yogurt and related frozen products, including frozen novelty products, for the Laura Secord Shops exclusively from the Vendor in accordance with the terms of this Agreement. The ice cream, frozen yogurt and related frozen products to be supplied by the Vendor to the Purchaser and purchased by the Purchaser from the Vendor are listed (by flavour) in Schedule 1 attached hereto (the "Products"), provided that, from time to time and in accordance with the provisions herein, new products may be added thereto and certain products may be removed therefrom. Subject to the terms of this Agreement, the Purchaser shall have the sole and exclusive right to determine which ice cream, frozen yogurt and related frozen products and frozen novelty products are sold in all Laura Secord Shops; provided, however, that the Purchaser, including its franchisees and Affiliates, may purchase its requirements for ice cream, frozen yogurt and related frozen products, including novelty items, from persons and entities other than the Vendor if and to the extent that: (a) the Vendor is unable to meet the Purchaser's requirements for Product hereunder as provided in the Annual Forecast (as such Annual Forecast may be revised pursuant to Paragraph 3.3 herein), (b) the Vendor and the Purchaser are unable to agree on modifications to Product Specifications or (c) the Vendor and the Purchaser are unable to agree on any new flavors or products pursuant to Article 15 hereof.

ARTICLE 2.  PRODUCT SPECIFICATIONS

2.1 The Vendor agrees to manufacture the Products in accordance with the Good Manufacturing Practices prevailing in the industry and in compliance (other than non-compliance in a minor or inconsequential manner) with specifications (the "Product Specifications") set forth in the Laura Secord Product Specifications Manual attached hereto as Schedule 2. The Purchaser shall have the right, acting reasonably, to amend the Product Specifications from time to time, provided that any amendment or amendments which result in an increase or decrease in the cost of manufacturing any of the Products shall result in an adjustment of the price for the particular Product or Products in accordance with Paragraph 4.1.

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                                      -3-


2.2 The Purchaser reserves the right at any time, either before or after shipment of any Products, to reject any Products which have not been produced, packaged, stored or shipped by the Vendor in compliance (other than non-compliance in a minor or inconsequential manner) with the Specifications or which are otherwise not in compliance, in all material respects, with the terms and conditions of this Agreement ("Non-Conforming Products"). Specifically, but not by way of limitation, both parties agree that:

          (a) the Purchaser may reject and refuse to pay for any Products which (i) have been damaged during storage or handling by the Vendor, (ii) do not fully comply (other than non-compliance in a minor or inconsequential manner) with the Specifications or (iii) do not fully comply, in all material respects, with the other terms and conditions of this Agreement;

          (b) any work in progress or Products rejected by the Purchaser pursuant to subparagraph (a) hereof shall be dealt with by the Vendor at the Vendor's cost and expense in a manner which shall absolutely preclude re-use in the production of the Product (unless the Purchaser's consent to re-use is obtained, which consent shall not be unreasonably withheld). The Vendor shall remove all Purchaser identification and dispose of the same as mutually agreed in writing between the Purchaser and the Vendor;

          (c) if the Purchaser has previously paid the Vendor for Non-Conforming Products which are later validly rejected by the Purchaser, the Purchaser shall invoice the Vendor for the cost of such Non-Conforming Products thus rejected and for any freight, handling or other disposition costs or expenses incurred by the Purchaser in connection with such Non-Conforming Products, and the Purchaser shall be entitled, at the Purchaser's election, either to (i) offset and withhold the sum of such invoice amount from amounts due and owing to the Vendor hereunder or (ii) require the Vendor to pay to the Purchaser the sum of such invoice amount within 30 days of the date of such invoice;

          (d) in the event the Vendor has produced or shipped any Non-Conforming Products, the Purchaser may order the Vendor to suspend the further production or packaging of the affected Products until such time as the Vendor has corrected the non-conformity; and

          (e) If a Product becomes a Non-Conforming Product due to defective product supplies furnished by the Purchaser to the Vendor, then the Vendor shall not be liable to the Purchaser and the Purchaser shall pay all costs associated with the correction of each such non-conformity or with the disposition of such Product.

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                                      -4-


ARTICLE 3.  PROCUREMENT

3.1 The Purchaser acknowledges that (i) the Vendor has a system in place for planning its production of Products, (ii) the production of Products requires the Vendor to make, in advance, appropriate arrangements for the supply of ingredients, raw materials and labour, (iii) the Products produced by the Vendor for the Purchaser and certain of the raw materials used to produce the Products for the Purchaser are perishable goods which may be stored as inventory by the Vendor for only a limited period of time and (iv) the Vendor relies on the accuracy of the Purchaser's forecasts for product requirements when the Vendor makes its arrangements in respect of producing the Products for the Purchaser. The Purchaser agrees to use all reasonable efforts to provide the Vendor with accurate forecasts of its requirements for Products.

3.2 During the second week of October of each year of this Agreement, the Purchaser shall provide to the Vendor an annual forecast (the "Annual Forecast") of the Purchaser's anticipated requirements for the Products for the upcoming year commencing January 1 and ending December 31 (the "forecast period"), broken down by month, region (ie. Western Canada, Ontario, Quebec and Atlantic Canada), flavour and SKU; provided that (a) for the period from the date of this Agreement until the end of 1999, such forecast period shall be that 1999 forecast presently used for the manufacture of the Products for the Laura Secord Shops as attached as Schedule 3 and (b) for each year of the term of this Agreement thereafter (or the remainder of the term of this Agreement if less than one year), the forecast period shall be the period commencing on January 1 and ending on the earlier of December 31 of such year or the last scheduled day of the term of this Agreement. With respect to the Purchaser's anticipated requirements for feature flavour ice cream products, such forecast period shall be broken down by month, Laura Secord Shop and SKU. The Vendor represents that the 1999 forecast attached as Schedule 3 was prepared by the Vendor in accordance with past practice.

3.3 During the second week of each month of this Agreement, the Purchaser shall provide the Vendor with a revised forecast of its requirements for the Products for the balance of the then current forecast period, broken down by month, region, flavour and SKU (and by Laura Secord Shop if the forecast is in respect of a feature flavour product). For each month during the term of this Agreement, the Vendor shall be obligated to meet the Purchaser's orders of Products as set out in the Annual Forecast as revised herein and the Purchaser shall be required to purchase all Product so produced, except to the extent as otherwise provided in Section
          2.2 herein.

3.4 The Purchaser shall forthwith provide the Vendor with a revised forecast of its requirements for any Product if the forecast for its requirements of such Product

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                                      -5-


          in any month is 10% greater or less than the most recent forecast for such Product provided to the Vendor. The Vendor shall use reasonable efforts to alter its production schedule and arrangements in respect of any Product where the Purchaser has notified the Vendor of a revision to the Purchaser's forecasted requirements. In the event the Purchaser revises its forecast requirements for any Product by 10% or more for any month, any incremental increase or decrease in the cost of manufacturing any of the Products resulting from such revision shall increase or decrease, dollar for dollar, the price for such Products as provided in Article 4 herein.

3.5 In respect of any Product produced by the Vendor in accordance with the forecasts provided by the Purchaser and which is stored by the Vendor as inventory for a period greater than eight weeks, the Purchaser shall be liable to pay to the Vendor a carrying charge of $0.15 per 11.4 litre tub of Product per month and co-operate and work with the Vendor to reduce the inventory of such Product.

3.6 In the event that, for any month during the term of this Agreement, the Purchaser orders less than 80% of the requirements for a Product for such month as indicated in the Annual Forecast, the Purchaser shall be liable to the Vendor for the cost of any obsolete ingredients or raw materials and/or packaging inventory where the Vendor purchased such ingredients, raw materials and/or packaging inventory specifically and exclusively for the Purchaser in reliance upon the Annual Forecast provided to the Vendor by the Purchaser for such month and the Vendor, using commercially reasonable efforts, is not able to use or sell at a price no lower than the cost thereof to the Vendor, such ingredients, raw materials and/or packaging inventory within a reasonable period of time.

3.7 The Vendor shall provide the Purchaser with the Vendor's quarterly age of inventory reports in respect of Products which relate to the Purchaser's SKU, broken down by flavour and by region.

3.8 The Vendor and the Purchaser agree that the minimum annual volume threshold for each Product (flavour) listed in Schedule 1 shall be 30,000 litres or 2,630 -11.4 litre tubs (the "Annual Minimum"). If at any time during this Agreement the Purchaser's annual purchase from the Vendor of a Product (flavour) listed in Schedule 1 does not meet the Annual Minimum, then the Vendor shall not have an obligation to continue to supply the Purchaser with such Product (flavour) and the Vendor may remove such Product (flavour) from
          Schedule 1.

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                                      -6-


ARTICLE 4.  PRICE

4.1 The Purchaser agrees to pay the Vendor for all Products supplied to the Purchaser, at the prices set forth in Schedule 4 hereto, subject to an adjustment from time to time as required to reflect any increases or decreases in the cost to the Vendor of supplying any of the Products that are a result of any changes in the Product Specifications made by the Purchaser. The prices listed in
          Schedule 4 also shall be subject to adjustment effective the anniversary date of this Agreement as required to reflect any increases or decreases in all costs to the Vendor specifically related to the manufacturing of the Products; provided that such prices shall be subject to adjustment effective both the anniversary date of this Agreement and January 15th of each year to reflect any cost adjustments to dairy or dairy related products which are implemented or imposed by a dairy board or similar body.

ARTICLE 5.  PAYMENT

5.1 The Vendor shall invoice the Purchaser upon delivery of the Products by the Vendor to the appropriate Laura Secord Shop and the terms of payment to be made by the Purchaser shall be on a basis of 1%/10 days net 30 days from the date of invoice; provided, that any amounts not paid by the Purchaser on or prior to the 30th day from the date of invoice shall bear interest at a per annum rate equal to the Prime Rate (in effect on such 30th day) plus 1% until paid. Prime Rate shall have the meaning provided in the Asset Purchase Agreement.

5.2 Each week the Vendor shall send to the Purchaser, at the Purchaser's head office, a customer statement for all Products supplied to the Purchaser since the date of the last statement sent to the Purchaser, broken down by SKU and Laura Secord Shop location. Such weekly statement shall also be broken down by Region so as to record the Products supplied to the Purchaser in Ontario, Quebec, Atlantic Canada and Western Canada ("Regions").

5.3 Risk of damage or loss to the Products shall remain with the Vendor until delivered to the appropriate Laura Secord Shops.

5.4 The Purchaser shall have the right to offset and withhold from amounts due and owing to the Vendor hereunder any sums which may be due and owing to the Purchaser from the Vendor under the terms of this Agreement.

ARTICLE 6.  PACKAGING AND RAW MATERIALS

6.1 (a) Upon termination of this Agreement the Purchaser agrees to purchase from the Vendor all finished goods inventory and any ingredients, raw material and/or packaging inventory which the Vendor has purchased or is committed to purchase

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                                      -7-


          in reliance upon the forecasts of the Purchaser and that the Vendor, using commercially reasonable efforts, is unable to use or sell at a price no lower than the cost thereof to the Vendor within a reasonable period of time (provided that in no event shall the Purchaser be obligated to purchase more than the average of the most recent three months of inventory levels).

     (b) Upon any change in the Specifications requested by the Purchaser the Purchaser agrees to purchase from the Vendor all finished goods inventory of Products for which the Specifications have been changed and any ingredients, raw materials and/or packaging inventory which the Vendor has purchased or is committed to purchase, in each case, in reliance upon the forecasts of the Purchaser in respect of such Products for which the Specifications have been changed and that the Vendor, using commercially reasonable efforts, is unable to use or to sell at a price no lower than the cost thereof to the Vendor within a reasonable period of time.

ARTICLE 7.  QUALITY CONTROL

7.1 The Vendor shall assume responsibility for all manufacturing and handling defects in respect of the Products in the Vendor's cold chain/distribution system until such Products are delivered to the Purchaser at the appropriate Laura Secord Shop.

7.2 The Purchaser shall have the right, from time to time during normal business hours, to inspect, sample and test, upon reasonable advance notice to the Vendor, the production, packaging and distribution of the Products and the Products themselves in order for the Purchaser to determine that the Product Specifications and quality assurance standards set out in the Product Specifications are being adhered to and maintained. In accordance with the quality assurance procedures set forth in the Product Specifications, the Vendor shall maintain the quality control program in order to check and test the quality of the Products and raw materials intended for the manufacture thereof and all packaging intended for the Products.

7.3 The Vendor and the Purchaser shall maintain records to enable inventory identification and tracking systems to track the movement of Product and recalls relating thereto. The Vendor and the Purchaser shall immediately notify the other by telephone and by telecopy in accordance with Article 16 of any prospective recall, seizure, withdrawal or destruction of any of the Products or of the need for such actions of which it is aware. The Vendor and the Purchaser shall cooperate with one another in implementing any recall, seizure, withdrawal or destruction of any of the Products. The costs and expenses incurred in connection with any such recall, seizure, withdrawal or destruction of any of the Products shall be allocated

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                                      -8-


          between the Purchaser and the Vendor based on the relative fault, if any, of a party. In the event that neither the Vendor nor the Purchaser has any fault with respect to any such recall, seizure, withdrawal or destruction of Products, the Vendor and the Purchaser shall each pay one-half of all costs associated therewith; provided that where the fault is attributable to a supplier of the Vendor in connection with this Agreement, the Vendor shall pay all costs and the Purchaser shall assign to the Vendor any action it may have to pursue the third party at fault and shall cooperate with the Vendor in connection therewith. The Purchaser shall have primary responsibility for all communications with its customers regarding any such complaints and recalls.

ARTICLE 8.  DISTRIBUTION

8.1 Subject to compliance by the Purchaser with Paragraphs 3.2 and 3.3, the Vendor agrees to deliver the Products in accordance with the written or verbal purchase orders received by the Vendor within two Business Days of its receipt of such purchase order in respect of orders destined for Laura Secord Shops in Ontario, Quebec and urban areas of Western Canada, and within three Business Days of its receipt of such purchase order in respect of orders destined for Laura Secord Shops in Atlantic Canada and rural areas of Western Canada.

8.2 The Vendor shall not be required to fill any individual order for delivery to any individual Laura Secord Shop for fewer than 20 -
          11.4 litre tubs of Product, or to deliver Products more than once weekly during the months of October through April, or more than twice weekly during the months of May through September. In respect of the supply of frozen novelty products, there is no minimum size order provided that such frozen novelty products are delivered in addition to an individual order for no fewer than 20 -
          11.4 litre tubs of Product.

8.3 The Vendor acknowledges and agrees that certain Laura Secord Shops have limited storage capacity and agrees that notwithstanding Paragraph 8.2, in respect of such locations, it will fill individual orders for delivery to individual Laura Secord Shops of less than 20, but not less than 10, 11.4 litre tubs of Product. The Purchaser agrees that, in respect of the Vendor (or the Vendor's designate) filling such smaller orders, a surcharge of $1.00 per 11.4 litre tub of Product shall apply to all such orders destined for Laura Secord Shops in urban areas and a surcharge of $1.00 per 11.4 litre tub of Product shall apply to all such orders destined for Laura Secord Shops in rural areas.

8.4 Deliveries of Products will be made by the Vendor to the appropriate Laura Secord Shop only on Business Days and only between the hours of 10:00 a.m. and 5:00 p.m. (except as may otherwise be arranged between the Vendor and the applicable Laura Secord Shop). Deliveries shall be made to inside the Laura

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                                      -9-


          Secord Shop and shall include put away; provided that the Purchaser shall acknowledge receipt in a timely and efficient manner. The Vendor agrees to have at its disposal a fleet of vehicles which is sufficient to provide for the efficient and timely distribution of the Products to the Laura Secord Shops which it is responsible for delivering the Products to in accordance with this Agreement. Deliveries of Products destined for Laura Secord Shops in Atlantic Canada and certain areas of Western Canada shall be made by third parties on terms and conditions mutually satisfactory to the Purchaser and the Vendor.

8.5 The Vendor shall make available to the Purchaser a call order system whereby the Vendor shall, on a regular basis, call the individual Laura Secord Shops (other than Laura Secord Shops located in Atlantic Canada) so that such Shops may place their purchase order for any Products. For Laura Secord Shops located in Atlantic Canada, such Laura Secord Shops must call the Vendor's designated dairy supplier in order to place their purchase order for any Products.

8.6 The Purchaser acknowledges and agrees that with respect to manufacturing and supplying Products to Laura Secord Shops located in Atlantic Canada and rural areas of Western Canada, the Vendor may designate (with Purchaser's approval) a third party to manufacture and supply such Laura Secord Shops with their requirements for Products.

ARTICLE 9.  PURE FOOD GUARANTEE

9.1 The Vendor warrants that its obligations hereunder shall be performed in full compliance with all applicable federal, provincial and local laws, rules, regulations and guidelines. Specifically, but not by way of limitation, the Vendor warrants that all Products which are produced and packaged for the Purchaser and all packaging and other materials which come in contact with the Products will be of the highest quality, merchantable, fit for their intended purpose and free from any defect in materials and workmanship and will not at the time of shipment to the Purchaser be adulterated, contaminated or misbranded by the Vendor within the meaning of any applicable federal, provincial or local laws, rules or regulations.

ARTICLE 10.  CONFIDENTIALITY

10.1 Subject to Section 10.3, the Vendor agrees that Product Specifications, as amended from time to time, are confidential and agrees that it will not, during the term of this Agreement or at any time thereafter, disclose the Product Specifications or any other confidential information marked as such by the Purchaser and provided from time to time by the Purchaser to the Vendor other

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                                      -10-


          than to such of its employees as may be necessarily involved in order for the Vendor to carry out its obligations hereunder.

10.2 Subject to Section 10.3, the Vendor further agrees that it will not at any time use for its own benefit, other than for the purpose of carrying out its obligations in accordance with the terms hereof, any of the Product Specifications or such other confidential information marked as such and provided from time to time by the Purchaser to the Vendor.

10.3 The Vendor shall not have an obligation of confidentiality with respect to information which:

          (a) is in the public domain at the time of receipt from the Purchaser, or which comes into the public domain without breach of an obligation assumed hereunder;

          (b) becomes known to the Vendor on a non-confidential and good faith basis through a third source whose own acquisition and disclosure were entirely independent of the Vendor, not in breach of any obligation hereunder and not on a confidential basis;

          (c)   is approved for disclosure by the Purchaser in writing;

          (d)   is required by law to be disclosed; or

          (e) is known by the Vendor on the date hereof (except to the extent constituting "Assets" under the Asset Purchase Agreement which are exclusive to the Purchaser).

10.4 All originals and copies of documented business and technical information identified or reasonably identified as confidential or proprietary to the Purchaser in the Vendor's possession shall (except to the extent provided for in Section 10.3) be and remain the exclusive property of the Purchaser and shall be returned by the Vendor to the Purchaser upon the termination of this Agreement.

10.5 The Purchaser agrees that the Vendor possesses and may further develop in the future its own formulae, specifications and know-how in the manufacture of ice cream, frozen yogurt and other frozen products and that the Vendor currently does, and will continue to, manufacture on its own behalf and for others, using such formulae, specifications and know-how, ice cream, frozen yogurt and other frozen products similar to and competitive with the Products, and that the use by the Vendor of such formulae, specifications and know-how to produce and sell ice cream, frozen yogurt and other frozen products for itself and others shall not be considered to be an infringement or violation of the provisions of Paragraphs 10.1 or 10.2.

10.6 Subject to Section 10.7 the Purchaser agrees that under this Agreement, and in particular the procedures contemplated in Paragraph 7.2, the Purchaser and its representatives, employees and agents may learn or come into possession of business and technical information, whether in written or oral form and including but not limited to, technical know-how, specifications, recipes, formulae, manufacturing process, quality control standards, coding systems, customer and supplier information, instructions and procedures associated with the products of the Vendor ("confidential information"), and that the Purchaser, its representatives, employees and agents shall not disclose or use any such confidential information other than in connection with verifying the Vendor's compliance with the terms and conditions of this Agreement, including the Schedules hereto, or as required by law to be disclosed by the Purchaser.

10.7 The Purchaser shall not have an obligation of confidentiality with respect to information which:

          (a) is in the public domain at the time of receipt from the Vendor, or which comes into the public domain without breach of an obligation assumed hereunder;

          (b) becomes known to the Purchaser on a non-confidential and good faith basis through a third source whose own acquisition and disclosure were entirely independent of the Purchaser, not in breach of any obligation hereunder and not on a confidential basis;

          (c)   is approved for disclosure by the Vendor in writing;

          (d)   is required by law to be disclosed;

          (e)   is known by the Purchaser on the date hereof;

          (f)   constitutes an "Asset" under the Asset Purchase Agreement.

ARTICLE 11.  FORCE MAJEURE

11.1 All consequences, direct or indirect, of a labour dispute, fire, war and circumstances beyond the control of either of the Parties, shall excuse performance of such Party's obligations hereunder to the extent performance has been prevented by any such occurrences. However, in the event that either

          Party shall be unable to perform any part of its obligations and duties hereunder, or in the event that either party anticipates that it may become unable to perform any of its obligations and duties hereunder, it shall forthwith advise the other party of the extent of its inability to perform. In the event that such inability is a significant inability of one party to perform and shall continue for a period of 90 days, the other party shall have the right to terminate this Agreement on giving 30 days prior written notice to the party unable to perform its obligations hereunder.

ARTICLE 12.  WARRANTIES AND INDEMNITIES

12.1 In the event of consumer, customer or governmental agency complaints, demands, claims or legal actions alleging illness, injury, death or damage as a result of the consumption or use of any Products produced, packaged, stored or shipped by the Vendor to the Purchaser, the Vendor shall indemnify and hold the Purchaser and its representatives and affiliates harmless from and against any and all liability, loss, damage, cost or expense (including court costs and attorney's fees), of whatsoever nature and by whomsoever asserted, arising out of, resulting from, or in any way connected with such complaint, demand or legal action, except that the Vendor shall not be responsible for, and shall not be required to indemnify or hold the Purchaser and its representatives and affiliates harmless against any liability for illness, injury, death or damage attributable to defects in Products which (i) independent investigation discloses originated after the Product left the care, custody and control of the Vendor and was not attributable to any act or omission of the Vendor prior to such Product leaving the custody and control of the Vendor or (ii) arises from defective Product Supplies furnished by the Purchaser to the Vendor. The Vendor shall assume full responsibility for, and the expense of, the investigation, defence, settlement and payment of all such complaints, demands, claims and legal actions for which Vendor is responsible, provided that the Purchaser may, at its expense, participate in any legal action through counsel of its own choice. The Purchaser shall promptly notify the Vendor of any such complaint, demand, claim or legal action and shall reasonably co-operate in the defence thereof. The Purchaser shall assume full responsibility for, and shall indemnify and hold the Vendor harmless from any loss, damage or expense Vendor suffers arising from Products produced with defective Product Supplies furnished by the Purchaser to the Vendor.

12.2 The Vendor shall maintain comprehensive general liability insurance (including contractual liability), with limits of not less than $10,000,000 per occurrence for claims arising from bodily injury or death to any person or persons and loss and damage to any property. Such insurance shall be carried with an insurance company acceptable to the Purchaser, and shall include product liability coverage and an endorsement naming the Purchaser as an additional insured. The terms and conditions of such policy shall not be changed and shall not be altered or cancelled until at least six months after the termination or cancellation of this Agreement. A certificate of such insurance coverage shall be furnished by the Vendor to the Purchaser at the closing of the Asset Purchase Agreement and thereafter from time to time upon the Purchaser's request.

12.3 The representations, warranties and guarantees of the Vendor and the Purchaser contained in this Agreement shall survive the termination of this Agreement for a period of four years.

ARTICLE 13.  ASSIGNMENT

13.1 This Agreement may not be assigned by either party without the prior written consent of the other, provided, however, that either party may assign this Agreement to an Affiliate without the consent of the other, but on prior written notice to the other.

ARTICLE 14.  TERM AND TERMINATION

14.1 The term of this Agreement shall be for a two-year period (the "Initial Term"). Upon the completion of the Initial Term, the Agreement shall be automatically renewed for successive two-year periods (not to exceed two additional two-year periods) unless and until the Purchaser, on or before the January 15 prior to the expiration of the then current term, gives written notice to the Vendor to the effect that the Agreement shall terminate as of the last day of the then current term.

14.2 Notwithstanding the foregoing but subject to the provisions regarding events of force majeure set out in Paragraph 11.1, this Agreement may be terminated at any time by either party hereto by not less than 60 days prior notice in writing to the other party in any of the following events:

          (a) if an order shall be made or an effective resolution be passed for the winding up or liquidation of the other party;

          (b) if the other party shall make a general assignment for the benefit of its creditors, or shall be declared bankrupt, or if, without the consent of the Vendor or the Purchaser, as the case may be, a receiver or receiver and manager or any other officer with similar powers, shall be appointed over the other party or any part of such other party's property which is, in the opinion of the Vendor or the Purchaser, as the case may be, a substantial part thereof; or

          (c) if the other party shall default in any material respect in its observance or performance of the covenants and agreements contained in this Agreement and such default shall continue more than 30 days or such greater period as is reasonably necessary to cure the default following notice thereof given by the party not in default, but only if such default is not the subject of a bona fide dispute between the parties.

14.3 The Vendor agrees that in the event it elects to terminate this Agreement the Vendor shall, during the period following its giving notice of its election to terminate until such termination, continue to produce, package, store, ship and sell Products to the Purchaser in accordance with the terms and conditions of the Agreement.

14.4 Notwithstanding any other provision of this Agreement, the Purchaser may elect to terminate this Agreement immediately in the event the Vendor fails to meet the Purchaser's requirements for Products for two consecutive months or four months in any year where such requirements are set out consistently in the forecasts provided by the Purchaser in accordance with Paragraphs 3.2 and 3.3 hereof.

14.5 Any failure by either party to notify the other party of a violation, default or breach of this Agreement, or to terminate this Agreement on account thereof, shall not constitute a waiver of such violation, default or breach or a consent, acquiescence or waiver of any late violation, default or breach, whether of the same or a different character.

ARTICLE 15.  NEW PRODUCT DEVELOPMENT

15.1 The Vendor and the Purchaser agree that, in addition to the Products listed in Schedule 1, new flavours and ice cream novelty products may from time to time be developed and added thereto. The Vendor and the Purchaser agree that no new flavours or ice cream novelty products may be added to Schedule 1 unless the Parties agree to do so.

15.2 If the Purchaser wishes to add a new product or flavour to the list of Products in Schedule 1, then it must first submit a proposal to the Vendor ("Proposal"). Upon receipt of a Proposal from the Purchaser, the Vendor shall prepare a product development brief ("Brief") addressing the economic feasibility of the Proposal and the estimated cost per 11.4 litre tub to the Purchaser for such new product or flavour. The addition of a new flavour or ice cream novelty product to the list of Products and the production of such new flavour or ice cream novelty product may only take place where the parties mutually agree to do so. The Purchaser acknowledges that the minimum lead time in order to introduce a new flavour or ice cream novelty product to the list of Products is two months.

15.3 In respect of any new flavours added to the list of Products, the minimum annual volume requirement shall initially equal 30,000 litres but only for the 12 month period immediately following the introduction of such new flavour. After such initial 12 month period, the minimum annual volume requirement for any new flavours added to the list of Products shall be the Annual Minimum (defined in Paragraph 3.8).

15.4 The Vendor and the Purchaser agree that for each year of this Agreement, a maximum of five Proposals may be submitted by the Purchaser to the Vendor, at no charge to the Purchaser for the Vendor's time and expense in reviewing the Proposal and negotiating terms with the Purchaser. Where the Purchaser has already submitted five proposals to the Vendor in a given calender year, then the Purchaser agrees to pay a reasonable fee to the Vendor for each additional Proposal submitted to the Vendor during the balance of the calender year.

15.5 Notwithstanding anything to the contrary in this Agreement, the Vendor shall satisfy the Purchaser's reasonable requests for seasonal "ins and outs" (e.g., eggnog flavoured products during the Christmas holidays) at prices mutually satisfactory to the Vendor and the Purchaser.

ARTICLE 16.  NOTICES

16.1 All notices or other communication required by this Agreement shall be in writing and shall be effectively given if (i) delivered personally, (ii) sent by courier or by certified or registered mail, or (iii) sent by facsimile with original to follow, in each case to the applicable address, addressee and/or facsimile number set out below:

          if to the Vendor:

          Nestle Canada Inc.
          25 Sheppard Avenue West
          North York, Ontario
          M2N 6S8
          Attention:  Terry Ellwood (Senior Vice-President and General
                      Counsel)
          Facsimile:  (416) 218-2677
          if to the Purchaser:

          Archibald Candy Corporation
          1137 West Jackson Blvd.
          Chicago, Illinois  60607

          Attention:  Ted A. Shepherd (President and Chief Operating
                      Officer)

          Facsimile:  (312) 243-3992

16.2 All notices or other communications in respect of Nestle Quality Assurance Support to be made by the Purchaser to the Vendor shall be made in accordance with Paragraph 16.1 and addressed to:

          Nestle Canada Inc.
          25 Sheppard Avenue West
          North York, Ontario
          M2N 6S8

          Attention:   Paul Elstro (Executive Vice-President - Operations)
                       Martin Crumplen (Nestle Quality Assurance) and Suzette Jordan (Nestle Technical Support)

          Facsimile:   (416) 218-2788

16.3 All notices or other communications required by this Agreement in respect of recalls shall be made in accordance with Paragraph 16.1 and addressed as follows:

          if to the Vendor:

          Nestle Canada Inc.
          25 Sheppard Avenue West
          North York, Ontario
          M2N 6S8

          Attention:  Andrew Robinson (President - Ice Cream Division)
                      Louise Brown (Manager - Category Development) Martin Crumplen (Director - Technical Services) Ron Algate (Sales Representative - Key Accounts) George Roberton (Director - Logistics) and Martha Leyburn (Nestle Quality Assurance)

          Facsimile:   (416) 218-2788

          if to the Purchaser:

          Archibald Candy Corporation
          1137 West Jackson Blvd.
          Chicago, Illinois  60607

          Attention:  Ted A. Shepherd (President and Chief Operating
                      Officer)

          Facsimile:  (312) 243-3992

16.4 Either party hereto may from time to time change its address or facsimile number or the addressee under this Article 16 by notice to the other party given in the manner provided by this Article.

ARTICLE 17.  PRIOR AGREEMENT

17.1 This Agreement supersedes all prior negotiations with respect to the subject matter of this Agreement, and there are no other understandings, oral or written, except as contained herein expressly or by reference. Any amendment to this Agreement must be made in writing and signed by the parties hereto.

ARTICLE 18.  APPLICABLE LAWS

18.1 This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

18.2 At all times during the term of this Agreement, the Purchaser shall have the right, upon reasonable notice, to send one or more of its authorized employees to observe, audit and inspect, during regular business hours, the manufacturing, warehousing and all other facilities used by the Vendor to produce, package, store and ship the Products, and shall have access to all relevant records of the Vendor relating thereto.

            IN WITNESS WHEREOF the parties hereto have executed this Agreement on the date first above written.

                                       NESTLE CANADA INC.


                                       By:     /s/ James M. Singh
                                               -------------------------------
                                       Name:   James M. Singh
                                       Title:  Executive Vice-President and
                                               Chief Financial Officer


                                       ARCHIBALD CANDY CORPORATION


                                       By:     /s/ Ted A. Shepherd
                                               -------------------------------
                                       Name:   Ted A. Shepherd
                                       Title:  President and Chief Operating
                                               Officer